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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-1
                             TENDER OFFER STATEMENT
     (PURSUANT TO SECTION 14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                             (AMENDMENT NO. 4)
                                      AND
                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 11)

                                 MAXSERV, INC.
                           (NAME OF SUBJECT COMPANY)

                             SEARS, ROEBUCK AND CO.
                         MAX ACQUISITION DELAWARE INC.
                                   (BIDDERS)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   005779171
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

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                             MICHAEL D. LEVIN, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             SEARS, ROEBUCK AND CO.
                               3333 BEVERLY ROAD
                           HOFFMAN ESTATES, IL 60179
                                 (847) 286-2500
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
          TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)

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                                    COPY TO:
                             MARK D. GERSTEIN, ESQ.
                                LATHAM & WATKINS
                            SEARS TOWER, SUITE 5800
                             233 SOUTH WACKER DRIVE
                             CHICAGO, IL 60606-6401
                                 (312) 876-7700

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  Sears, Roebuck and Co. and Max Acquisition Delaware Inc. hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), filed with the Securities and Exchange Commission on February 4, 1997, with respect to the offer to purchase any and all of the shares of Common Stock, par value $.01 per share, of MaxServ, Inc., at a price of $7.00 per share upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. This Amendment No. 4 to the
Schedule 14D-1 also constitutes the Amendment No. 11 to the Statement on
Schedule 13D of Parent and Purchaser. The item numbers and responses thereto below are in accordance with the requirements of Schedule 14D-1. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 14D-1.

ITEM 10. ADDITIONAL INFORMATION.

  Item 10(f) of the Schedule 14D-1 is hereby amended to read as follows:

  On February 18, 1997, Parent issued a press release, a copy of which is included as exhibit (g)(4) hereto and the information contained therein is incorporated herein by reference.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

  Item 11 of the Schedule 14D-1 is hereby amended to add the following exhibits:

(f)(1) Written statement furnished to D.F. King & Co., Inc. by Parent on February 18, 1997.

(g)(4)  Text of Press Release issued by Parent, dated February 18, 1997.

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                                   SIGNATURE

  AFTER DUE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                          Max Acquisition Delaware Inc.
Dated: February 19, 1997

                                             /s/ John T. Pigott
                                          By: _________________________________
                                             Name: John T. Pigott
                                             Title: Vice President and
                                             Treasurer

                                          Sears, Roebuck and Co.

                                             /s/ Michael D. Levin
                                          By: _________________________________
                                             Name: Michael D. Levin
                                             Title: Senior Vice President,
                                                 General Counsel and Secretary
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                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                             DESCRIPTION
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
         Written statement furnished to D.F. King & Co., Inc. by Parent on
 (f)(1)  February 18, 1997.
 (g)(4)  Text of Press Release issued by Parent, dated February 18, 1997.